Exhibit 99.2

ARES CAPITAL CORPORATION ARRANGES $100.0 MILLION TERM LOAN FACILITY
FOR VANTAGE ONCOLOGY, INC.

NEW YORK, NY — Ares Capital Corporation (NASDAQ: ARCC) is pleased to announce the closing of a $100.0 million Term Loan Facility for Vantage Oncology, Inc. (“Vantage”).  Ares Capital Corporation acted as the Lead Arranger for the facility, which is structured as a delayed draw term loan to support future acquisitions.

“ARCC has been a great partner, providing us with flexible capital to support our growth plans,” said Mike Fiore, Vantage’s CEO.  “We look forward to working closely with ARCC as we further expand our rapidly growing business.”

The investment in Vantage is part of the $342.3 million of investments that ARCC made during the quarter ended June 30, 2008 (including agreements to fund revolving credit facilities or delayed draw loans).  Additionally, ARCC exited $43.4 million of investments during the quarter ended June 30, 2008.

ABOUT VANTAGE

Vantage Oncology, Inc., headquartered in Manhattan Beach, CA, acquires, joint ventures, develops and operates radiation oncology centers of excellence.  The Company has developed a geographically diverse set of centers and now operates in 10 regions which include the Santa Clarita and San Fernando Valleys in Southern California; the Inland Empire in Southern California; Central Texas; Chicago, Illinois; Evansville, Indiana; Cincinnati, Ohio; New York City; Eastern Pennsylvania; Central Florida; and Southern New England (Boston and Providence). The Company’s 31 centers currently provide over 200,000 patient treatments annually, including conventional, IMRT, IGRT, SRS and brachytherapy treatments. Vantage also provides medical physics services to its own centers as well as independent hospital and physician clients through its subsidiary, Vantage Oncology Physics, and provides billing services through its subsidiary, Vantage Medical Management Services. Vantage’s equity investors include: New Enterprise Associates (NEA), CCP Equity Partners, Versant Ventures, Salix Ventures and Camden Partners.

 ABOUT ARES CAPITAL CORPORATION

Ares Capital Corporation is a specialty finance company that is a closed-end, non-diversified management investment company.  Ares Capital Corporation has elected to be regulated as a business development company under the Investment Company Act of 1940. Its investment objective is to generate both current income and capital appreciation through debt and equity investments. Ares Capital Corporation invests primarily in first and second lien senior loans and mezzanine debt, which in some cases includes an equity component, and, to a lesser extent, in equity investments in private U.S. middle market companies.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital Corporation’s filings with the Securities and Exchange Commission. Ares Capital Corporation undertakes no duty to update any forward-looking statements made herein.

AVAILABLE INFORMATION

Ares Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.arescapitalcorp.com.

CONTACT

Investor Relations

Rick Davis

Ares Capital Corporation

310-201-4200